UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): November 17, 2020

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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Nevada
(State or Other Jurisdiction of Incorporation)

001-33245			04-3850065
(Commission File Number)			(I.R.S. Employer Identification No.)

10375 Professional Circle
	Reno,	Nevada
(Address of Principal Executive Offices)

89521
(Zip Code)
Registrant’s telephone number including area code: (888) 682-6671
No change since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EIG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Chief Executive Officer
On November 19, 2020, Employers Holdings, Inc. (the “Company”) announced the appointment of Ms. Katherine H. Antonello as the President and Chief Executive Officer (the “CEO”) of the Company, effective April 1, 2021, to succeed its current CEO, Douglas D. Dirks, who is retiring as of that date. Ms. Antonello will also become a member of the Board of Directors of the Company as of that date.
Ms. Antonello, age 56, joined the Company in August 2019 as Executive Vice President, Chief Actuary of the Company. Prior to joining the Company, Ms. Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from June 2013 to July 2019. Ms. Antonello’s qualifications to serve on the Board include, among other factors, her unique blend of over 25 years of deep workers’ compensation insurance experience having held leadership roles in actuarial, policy services and internal audit functions. Her work with carriers, workers’ compensation bureaus, and consulting firms, give her a broad perspective on the industry.
Ms. Antonello earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she currently serves as President-Elect of the Casualty Actuarial Society.
Employment Agreements and Amendment
In connection with her commencement of employment as Executive Vice President, Chief Actuary, Ms. Antonello had entered into an employment agreement with the Company effective August 5, 2019 (the “Current Employment Agreement”), similar in form to the employment agreements between the Company and each of its current named executive officers. A copy of the Current Employment Agreement is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form10-Q, filed on October 25, 2019. The term of the Current Employment Agreement was initially scheduled to continue until December 31, 2021, and then to terminate on that date unless the Company gave her written notice no later than six months prior to the expiration of the initial term or any successive term, as applicable, of its intent to renew the Current Employment Agreement for an additional two-year term. However, in connection with her promotion to President, Chief Executive Officer, the Company and Ms. Antonello have entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”), which will replace the Current Employment Agreement effective April 1, 2021, subject to Ms. Antonello’s continued employment through that date. The Amended and Restated Employment Agreement will continue until December 31, 2022, with the same procedural terms of renewal and termination provided in the Current Employment Agreement.
The Current Employment Agreement, a subsequent amendment thereto and the Amended and Restated Employment Agreement are described below.
Under the terms of the Current Employment Agreement, Ms. Antonello is entitled to receive an annual base salary of $400,000, subject to review and adjustment. This amount has subsequently been increased to $420,000. Under the terms of the Amended and Restated Employment Agreement, effective April 1, 2021, Ms. Antonello’s annual base salary will be increased to $650,000. In addition, under the terms of both agreements, she will be entitled to an annual cash incentive bonus based on her and the Company’s performance, as determined in the sole discretion of the Company’s Board of Directors or a committee of the Board. Her minimum annual incentive target percentage will be not less than 55% of her base salary under the Current Employment Agreement, which percentage was subsequently increased to 60%, and will be further increased to 100%, effective April 1, 2021, under the Amended and Restated Employment Agreement.
In addition, under the terms of the Current Employment Agreement, Ms. Antonello was granted a sign-on bonus equal to $100,000 paid in installments over an approximately nine month period, a sign-on award of performance share units with an approximate value of $400,000, which award was otherwise subject to substantially the same terms and conditions as the performance share units awarded to Company executives in March 2019, but taking into account her mid-cycle participation and, finally, an award under the Company’s 2019 annual cash bonus program, similarly subject to substantially the same terms and conditions as the annual bonuses granted to Company executives in March 2019, but taking into account her mid-cycle participation.
Further, she will be entitled to those benefits and perquisites that the Company from time to time determines to offer. In connection with her Reno, Nevada relocation, Ms. Antonello will be provided with relocation and moving benefits (described in Appendix “A” to the Current Employment Agreement with supplemental benefits described in Appendix “B” to the Amended and Restated Employment Agreement). Under the Current Employment Agreement, these relocation benefits would include a tax gross-up capped at $65,000, and the additional relocation benefits described in Appendix B of the Amended and Restated Employment Agreement include an additional tax gross-up capped at $53,000. The relocation benefits in Appendix A expire December 31, 2020, except as described below, and the relocation benefits in Appendix B expire December 31, 2021.

Effective November 17, 2020, Ms. Antonello and the Company entered into Amendment No. 1 to the Current Employment Agreement providing Ms. Antonello with (1) an entitlement to an equity award grant in 2021, with an approximate aggregate value of $800,000, intended to be in lieu of, and not in addition to, the grant to which she would otherwise be entitled under the Company’s 2021 long-term equity grant program, such grant to be made at the same time and in the same form (i.e., combination of types of awards and proportionate allocation) as the grants made to other executives of the Company, and (2) payment for certain travel expenses for an additional five months from the effective date of the amendment, which expenses must be incurred before April 1, 2021.
If, during the term of the Current Employment Agreement, Ms. Antonello terminates her employment for good reason or her employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, other than either during (a) the 18-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then she will receive (i) a severance payment equal to two times her base salary payable in bi-weekly installments for 24 months, and (ii) continued medical, dental and vision insurance coverage for 18 months following his termination date.
Under the terms of the Amended and Restated Employment Agreement, if during the term of that agreement Ms. Antonello terminates her employment for good reason or her employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, other than either during (a) the 24-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then she will receive (i) a severance payment equal to three times her base salary payable in bi-weekly installments for 36 months, and (ii) continued medical, dental and vision insurance coverage for 18 months following her termination date.
If, during the term of the Current Employment Agreement, Ms. Antonello terminates her employment for good reason or her employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, either during (a) the 18-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then she will receive (i) a lump sum cash payment equal to two times the sum of (x) her base salary and (y) (I) if the Change in Control occurs in 2020, $220,000; or (II) if the Change in Control occurs during the first three months of 2021, the average of $220,000 and the annual bonus amount earned by her for 2020, and (ii) continued medical, dental and vision insurance coverage for 18 months following his termination date.
If, during the term of her Amended and Restated Employment Agreement, Ms. Antonello terminates her employment for good reason or her employment is terminated for any reason other than (1) death, (2) disability or (3) by the Company for cause, in each case, either during (a) the 24-month period following a change in control of the Company or (b) the six-month period prior to, but in connection with, a change in control of the Company, then she will receive (i) a lump sum cash payment equal to three times the sum of (x) her base salary and (y) (I) if the Change in Control occurs in 2021, $650,000 or (II) if the Change in Control occurs in 2022, the average of $650,000 and the annual bonus amount earned by her for 2021, and (ii) continued medical, dental and vision insurance coverage for 18 months following his termination date.
Under both agreements, in addition to the above change in control-related severance, if Ms. Antonello would be subject to a golden parachute excise tax imposed pursuant to section 4999 of the Internal Revenue Code, then her payments and benefits would be reduced to the extent necessary so that no amount would be subject to such excise tax if she is better off on an after-tax basis with such payments and benefits so reduced.
In exchange for the severance compensation and other benefits, if, during the term of the Current Employment Agreement, Ms. Antonello’s employment is terminated by either her or the Company for any reason other than by reason of her death, then, in addition to other restrictive covenants, she will be subject to certain non-competition and non-solicitation restrictions for 18 months following her termination date. Under the Amended and Restated Employment Agreement, the non-competition and non-solicitation restrictions will continue for 24 months following termination, instead of 18 months. Additionally, under both the agreements, she will be required to sign a global release of liability.
In accordance with the Company's policies generally applicable to all employees, if Ms. Antonello's employment is terminated as a result of disability, she would be entitled to a benefit of up to $15,000 per month until she reached age 65. In addition, Ms. Antonello would be entitled to the life insurance benefits that the Company generally provides to its senior executives in an amount equal to three times her annual base salary, subject to a $1.5 million cap.
Ms. Antonello does not have a family relationship with any of the officers or directors of the Company.
There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.
A copy of Amendment No.1 to the Current Employment Agreement and the Amended and Restated Employment Agreement are attached as Exhibits 10.1 and 10.2, respectively, and are hereby incorporated by reference. All references to Amendment No. 1 and the Amended and Restated Employment Agreement in this Current Report are qualified, in their entirety, by the full text of such exhibits.

Section 8 – Other Information
Item 8.01.    Other Events.
On November 19, 2020, the Company issued a press release concerning Ms. Antonello’s appointment as President, Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 and is hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1, dated November 17, 2020, to the Employment Agreement by and between Employers Holdings, Inc. and Katherine H. Antonello dated June 27, 2019.
10.2	Amended and Restated Employment Agreement by and between Employers Holdings, Inc, and Katherine H. Antonello dated November 17, 2020, and effective as of April 1, 2021.
99.1	Employers Holdings, Inc. press release, dated November 19, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	November 19, 2020	/s/ Lori A. Brown
Lori A. Brown
Executive Vice President,
Chief Legal Officer and General Counsel